Exhibit 1
For Immediate Release
Monday, June 20, 2005

Petro-Canada Renews Normal Course Issue Bid

Calgary, Alberta – Petro-Canada announced today that the Toronto Stock Exchange (TSX) approved its application to renew its Normal Course Issuer Bid (NCIB) for the repurchase of its common shares.

The program, which begins on June 22, 2005, will enable Petro-Canada to repurchase up to 12,985,060 shares (5% of the 259,701,200 shares outstanding as of June 13, 2005) over the next 12 months. The program will end on June 21, 2006 unless the maximum amount of shares is purchased before then or Petro-Canada provides earlier notice of termination.

Under the terms of the NCIB which has been in place since June 22, 2004 and expires June 21, 2005, Petro-Canada has repurchased 8,602,882 common shares at an average purchase price of $66.28.

The renewed NCIB is consistent with the Company’s strategy to create value for shareholders. All purchases will be made through the TSX and the shares purchased will be cancelled.

Petro-Canada is one of Canada’s largest oil and gas companies, operating in both the upstream and the downstream sectors of the industry in Canada and internationally. Its common shares trade on the TSX under the symbol PCA and on the New York Stock Exchange under the symbol PCZ.

Investor and analyst inquiries:	Media inquiries:
Derek De Leon Senior Advisor, Investor Relations Tel. (403) 296-3319	Helen Wesley Senior Director, Corporate Communications Tel: (403) 296-3555

email: ddeleon@petro-canada.ca

Legal Notice – forward looking information

This release contains forward-looking statements. Such statements are generally identifiable by the terminology used, such as “plan,” “anticipate,” “intend,” “expect,” “estimate,” “budget” or other similar wording. Forward-looking statements include references to the expected close date and the use of proceeds of the offering. These forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Such factors include, but are not limited to: general economic, market and business conditions; fluctuation in interest rates and foreign currency exchange rates; and other factors, many of which are beyond the control of Petro-Canada. These factors are discussed in greater detail in filings made by Petro-Canada with the Canadian provincial securities commissions and the United States Securities and Exchange Commission.

Readers are cautioned that the foregoing list of important factors affecting forward-looking statements is not exhaustive. Furthermore, the forward-looking statements contained in this release are made as of the date of this release, and Petro-Canada does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this release are expressly qualified by this cautionary statement.